Exhibit 23.01


KPMG  LLP
Chartered Accountants
Box 10426, 777 Dunsmuir Street                          Telephone (604) 691-3000
Vancouver BC V7Y 1K3                                    Telefax   (604) 691-3031
Canada                                                  www.kpmg.ca


CONSENT OF INDEPENDENT AUDITOR


To the Board of Directors
Essential Innovations Technology Corp.



We consent to the use of our report dated April 23, 2003 on the consolidated balance sheets of Essential Innovations Technology Corp. as of October 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the periods then ended, included in this registration statement and prospectus on Form SB-2 and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated April 23, 2003 contains an explanatory paragraph that states that the Company has not generated positive cash flow from operations since inception that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



KPMG LLP (signed)

Chartered Accountants
Vancouver, Canada
June 27, 2003


      KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is the Canadian member firm of
              KPMG International, a Swiss nonoperating association.